EXHIBIT 10.8

Revised Employment Agreement between
Nexsan Technologies, Inc. and Rik Mussman

November 21, 2007

Dear Rik,

This agreement (the “Agreement”) replaces and supersedes the employment agreement you and Nexsan Technologies, Inc. (the “Company”) signed on October 12, 2006.  This Agreement sets forth the terms and conditions of your employment by the Company and your compensation.  We encourage you to keep a copy for your own records, as it reflects your new employment status with the Company.

We agree that:

On and after execution of this Agreement, you will continue in your employment with the Company as its Chief Operating Officer (COO) pursuant to the terms and conditions set forth herein.  You report to the CEO.  The scope of your job as COO includes responsibility for Manufacturing Operations (both Derby and San Diego), RMA departments, and Professional Services and Customer Support departments worldwide.  There will be ‘dotted line’ reporting from some of your direct reports to others, such as the US Operations Manager and UK Operations Manager liasing with the CFO, and certain European support staff liasing with their country or regional managers by example.  You will have measurable targets/goals in line with our financial projections as a prime means of assessing your performance.  Your responsibilities may be changed by the CEO unilaterally from time to time.  The terms of your employment and the benefits currently provided by the Company are as follows:

1.             Current Salary.  Your salary will be $225,000.00 per year effective next pay period, which starts on October 22, 2006.  You also are eligible for quarterly bonuses up to $12,500 per quarter based on meeting key parameters such as revenue and margins taken from the official financial projections of record, the exact percentage split and parameters to be determined by the CEO and notified to you.  You must be employed on the last of the calendar quarter to receive a bonus payment for that quarter.  Your bonus for a calendar quarter will be paid within a reasonable period (not to exceed 45 days) beginning 45 days after the last day of the calendar quarter.  Your salary and bonus may be subject to review from time to time at the Company’s discretion.

2.             Other Compensation.  In addition to your salary and bonus, you will receive a Change of Control Bonus that is described in full in Appendix 1 at the end of this document or IPO Bonus Shares as described in full in Appendix 2.  The Change of Control Bonus and IPO Bonus Shares are in addition to any outstanding options previously granted to you.

3.             Benefits.  You will continue to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its employees from time to time.

Except as provided below, the Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment, as well as any of the terms set forth herein at any time in the future.

4.             Confidentiality.  As an employee of the Company, you have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company.  To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement.”  During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company.  You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company.  You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

5.             At Will Employment.  You are an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause.  Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective.  Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.  Any modification or change in your at-will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

6.             Arbitration.  In the event of a dispute, you and the Company shall submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of, or relating to, this Agreement or any breach hereof; provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties.  Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association in the State of California, Los Angeles County, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time.

7.             Release from Prior Agreements.  By signing this Agreement, you acknowledge that you have no claim for any salary, bonus, or other compensation (other than outstanding stock options) remaining from prior employment agreements with the Company, written or verbal, including any “make up” for prior salary reductions or missed salary or bonus increases.

Thank you for your contributions to helping make Nexsan a great company,

Signed and agreed this 21st day of November, 2007.

Nexsan Technologies, Inc.	Employee

/s/ Philip Black	/s/ Rik Mussman
Philip Black, CEO	Rik Mussman

APPENDIX 1 - CHANGE OF CONTROL BONUS

A.            If you (i) remain employed by the Company through the closing date of a Change of Control (the “COC Date”) or (ii) if your employment is terminated by the Company within three (3) months preceding the signing by the Company of a definitive binding agreement which agreement is performed and results in a COC, subject to normal closing terms and conditions, unless the Company establishes that the principal reason for your termination of employment is for a reason unrelated to the COC, you will receive a Change of Control Bonus on or as soon as practicable following the COC Date in the amount determined in B below.

B.            The amount of the Change of Control Bonus payable to you in the event of a Change of Control is determined based on the Sales Price (as defined below) received in connection with a COC as follows:

Sales Price (in millions)	Change of Control Bonus
Less than $80	$42,320
$100	$84,709
$125	$138,830
$150	$189,576
$175	$242,999
$200	$296,087

For Sales Price in between listed values, lineal interpolation will be used to determine the amount of the Change of Control Bonus.

C.            For purposes of this Appendix 1, the term “Sales Price” means the gross equity valuation of the Company immediately prior to the closing of the transaction constituting a COC determined based on the consideration (in cash or property) paid in connection with such transaction, but without any reduction to reflect the Company’s liability for the payment of this Change of Control Bonus or any similar bonus payable to any other employee of the Company or Nexsan Corporation (“Holdings”) on account of consummation of a COC.

The term “Change of Control” or “COC” means any of the following events: A sale of all or substantially all of Holdings’ or the Company’s assets.  Any person or entity acquiring more than 50% of Holdings’ or the Company’s common and preferred stock, other than a person who is a then-current Major Shareholder.  (For purposes of this definition, a Major Shareholder shall be Beechtree Capital and its associated Nexsan investors, VPVP, RRE or GESFID and their respective affiliates, or any other person or entity controlled, directly or indirectly, by such Major Shareholder.)

D.            Notwithstanding the foregoing, you will not be entitled to receive any portion of the Change of Control Bonus if there is an IPO prior to the Change of Control Date and you receive the IPO Bonus pursuant to Appendix 2.

APPENDIX 2 - IPO BONUS SHARES

A.            If you (i) remain employed by the Company through the effective date of an IPO (the “IPO Date”) or (ii) if your employment is terminated by the Company within three (3) months prior to the IPO Date, unless the Company establishes that the principal reason for your termination of employment is for a reason unrelated to the IPO, you will receive 300,000 shares of common stock of Holdings reduced by the number of whole shares (rounded to the nearest whole share) of common stock of Holdings determined by dividing $84,000 by the fair market value of a share of common stock Holdings as of the IPO Date (“IPO Bonus Shares”).

B.            For purposes of this Appendix 2, the term “IPO” means an initial public offering of the common stock of Holdings or the Company.

“IPO Price” means the price at which a share of common of stock of the Company or Holdings, as applicable, is offered in an IPO.

C.            The Company shall withhold from the IPO Bonus Shares the number of shares of stock having a fair market value on the date the IPO Bonus Shares are delivered to you equal to the amount of Federal, state and local income and employment taxes to be withheld by the Company with respect to your IPO Bonus Shares, and the Company shall pay cash equal to the fair market value of such withheld shares to the appropriate tax authorities to satisfy such tax obligations related to the stock transaction.

D.            Notwithstanding the foregoing, you will not be entitled to receive the IPO Bonus Shares if a Change of Control occurs prior to the effective date of an IPO and you receive (or are entitled to receive) the Change of Control Bonus pursuant to Appendix 1.

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (the “Amendment”) is entered into by and between Rik Mussman (the “Executive”) and Nexsan Technologies, Inc., a Delaware corporation (the “Company”) as of April 22, 2008 (the “Effective Date”). The parties, intending to be legally bound, hereby amend the Employment Agreement dated November 21, 2007 between the Executive and the Company (the “Agreement”) as follows:

1.             Amendment to Agreement.

(a)           The clause “(as adjusted for any subsequent stock splits, stock dividends, recapitalizations or the like)” shall be inserted in Section A of Appendix 2 immediately after “. . . 300,000 shares of common stock of Holdings” and immediately before “reduced by the number of whole shares . . .”.

(b)           The words “the market value of a share of common stock Holdings as of the IPO Date” in Section A of Appendix 2  shall be replaced in full with “the initial “Price to Public” per share specified in the final prospectus with respect to an initial public offering of the Common Stock of the Company”.

2.             Defined Terms. Except as otherwise stated herein, all capitalized terms used herein shall have the meanings assigned to such terms in the Agreement.

3.             Effectiveness and Effect of Amendment. This Amendment shall become effective upon the Effective Date. Except as amended as set forth herein, the Agreement shall continue in full force and effect. Any and all references to the Agreement shall mean the Agreement as amended by this Amendment.

4.             Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.             Choice of Law. The validity, interpretation, construction and performance of this Amendment shall be governed by the laws of the State of California (except their provisions governing the choice of law).

IN WITNESS WHEREOF, each of the parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the Effective Date.

/s/ Rik Mussman
Rik Mussman

Nexsan Technologies, Inc.

By:	/s/ Philip Black

Name: Philip Black
Title: CEO

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